Exhibit 99.1

QuantumScape Announces an Amendment to the Warrant Agreement to

Advance the Exercise Date of the Public Warrants

SAN JOSE, CA (February 16, 2021) – QuantumScape Corporation (NYSE: QS, or “QuantumScape”), a leader in the development of next generation solid-state lithium-metal batteries, today announced that the Warrant Agreement, dated June 25, 2020, between QuantumScape and Continental Stock Transfer & Trust Company (the “Warrant Agreement”) was amended to allow for the earlier exercise of the public warrants to purchase shares of QuantumScape’s Class A common stock (the “Public Warrants”). The Public Warrants were issued in connection with the IPO in June 2020 and the shares of Class A common stock underlying the Public Warrants were registered on the Form S-1 declared effective on December 31, 2020 (Registration No. 333-251433).

Prior to the amendment, the Public Warrants were exercisable starting on June 30, 2021. Following the amendment, the Public Warrants are now exercisable starting on March 5, 2021, thus allowing for holders of Public Warrants to exercise their right to purchase one share of QuantumScape’s Class A common stock for $11.50 for each Public Warrant starting at this earlier date. All other terms in the Warrant Agreement, including the redemption terms for the Public Warrants, remain unchanged; QuantumScape may not redeem Public Warrants before July 30, 2021. Additionally, the terms for all other outstanding QuantumScape warrants remain unchanged.

Additional information on the amendment of the Warrant Agreement can be found in QuantumScape’s SEC filings posted on https://ir.quantumscape.com/. Questions concerning exercise of the Public Warrants can be directed to Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004, Attention: Compliance Department, telephone number (212) 509-4000.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of QuantumScape’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About QuantumScape Corporation

QuantumScape is a leader in the development of next generation solid-state lithium-metal batteries for use in electric vehicles. QuantumScape’s mission is to revolutionize energy storage to enable a sustainable future.

For additional information, please visit www.quantumscape.com.

Contacts:

For Investors

John Saager, CFA

Head of Investor Relations

ir@quantumscape.com

For Media

media@quantumscape.com